Exhibit 5.1

July 27, 2023

SRM Entertainment, Inc.

1061 E Indiantown Road, Suite 110

Jupiter, FL 33477

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by SRM Entertainment, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

The Registration Statement pertains to (i) a firm commitment initial public offering (the “Offering”) and relates to the issuance and sale by the Company of shares (the “Public Offering Shares”) of common stock, par value $0.0001, of the Company (“Common Stock”) in the Offering; (ii) warrants to be issued to the representative (the “Representative Warrants”) to purchase shares of Common Stock of the Company (the “Warrant Shares”); and (iii) the distribution of an aggregate of 2,000,000 shares of Common Stock (the “Distribution Shares”, together with the Public Offering Shares, the “Shares”) to be received by Jupiter Wellness, Inc., a Delaware corporation (“Jupiter Wellness”) on or prior to the effective date of the Registration Statement pursuant to the Amended and Restated Stock Exchange Agreement, dated May 26, 2023, by and between Jupiter Wellness and the Company (the “Exchange Agreement”) to the stockholders and certain warrant holders of Jupiter Wellness as of a record date to be determined. We understand that the Shares are to be issued and sold or distributed as described in the Registration Statement. The Public Offering Shares will be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company, Jupiter Wellness, Inc. and EF Hutton, division of Benchmark Investments, LLC, as the representative of the underwriters (the “Representative”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale or distribution of the Shares have been duly authorized by all necessary corporate action on the part of the Company and Jupiter Wellness, Inc., and when issued, sold and distributed in the manner described in the Registration Statement and pursuant to the Underwriting Agreement and Exchange Agreement, the Shares will be validly issued, fully paid and non-assessable.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) provided the Representative Warrants have been duly executed by the Company and delivered to the Representative against payment therefor, such Representative Warrants, when sold and issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company; and (ii) the Warrant Shares upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Representative Warrants, as described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the corporate laws of the State of Nevada and the laws of the State of New York, as currently in effect (based solely upon our review of a standard compilation thereof). This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very Truly Yours,

/s/ Sichenzia Ross Ference LLP

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